NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 18, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 7, 2021, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Tiffany & Co. and Breakfast Acquisition Corp., a direct wholly owned subsidiary of Breakfast Holdings Acquisition Corp., an indirect wholly owned subsidiary of LVMH Moet Hennessy-Louis Vuitton SE, a societas Europaea, became effective before market open on January 7, 2021. Each share of Common Stock of Tiffany & Co. was exchanged for USD 131.50 in cash, without interest and less any applicable withholding taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 7, 2021.